Exhibit 99.1

ZIOPHARM Reports First-Quarter 2015 Financial Results and Recent Activities

BOSTON, MA – May 7, 2015 – ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP) today announced financial results for the first quarter ended March 31, 2015, and provided an update on the company’s recent activities.

“Through new and existing partnerships with Intrexon and Merck Serono, ZIOPHARM now links a set of immunotherapy programs and technologies with transformative potential in the treatment of cancer,” said Laurence Cooper, M.D., Ph.D., Chief Executive Officer of ZIOPHARM. “Our goal in the coming quarters is to work with our partners to see that these technologies are rapidly integrated and that their promise translates to the clinic.”

Recent and Upcoming Corporate Highlights

In January, ZIOPHARM and its partner, Intrexon Corporation, entered into an exclusive license agreement with The University of Texas MD Anderson Cancer Center for programs and associated technologies related to the development of non-viral adoptive cellular therapies, including CAR T, TCR and associated cell-based therapies. When combined with Intrexon’s technology suite and ZIOPHARM’s further clinical validation of the RheoSwitch Therapeutic System® (RTS®) gene switch, the resulting proprietary methods and technologies may help realize the promise of genetically modified immune cells by tightly controlling expansion and activation in the body, thereby minimizing off-tissue effects and toxicity while maximizing therapeutic efficacy.

In March, ZIOPHARM and Intrexon announced an exclusive strategic collaboration and license agreement to develop and commercialize CAR T cancer therapies with Merck Serono, the biopharmaceutical business of Merck KGaA, Darmstadt, Germany. Under the agreement, Merck will nominate targets of interest for which selected CAR-T products will be developed, and will lead pre-IND interactions, IND filing, clinical development and commercialization. Under the terms of the agreement, Intrexon will share equally all economic provisions of the collaboration with ZIOPHARM, including an upfront payment of $115 million. For the first two targets of interest selected by Merck Serono, Intrexon will receive research funding and is eligible to receive up to $826 million in development, regulatory and commercial milestones ($413 million per Product), as well as tiered royalties on product sales. In addition, Intrexon is also eligible to receive further payments upon achievement of certain technology development milestones.

Under the agreement, Intrexon and ZIOPHARM have the opportunity to explore targets independently, granting Merck opt-in rights during clinical development.

Also in April, ZIOPHARM announced the initiation of a Phase 1b/2 study of Ad-RTS-hIL-12 and veledimex following standard chemotherapy for the treatment of patients with locally advanced or metastatic breast cancer. The study will be conducted at the Memorial Sloan Kettering Cancer Center. Ad-RTS-hIL-12 is a novel gene therapy candidate for the controlled expression of IL-12, an important protein for collapsing tumor stroma and stimulating an anti-cancer T cell immune response. The study employs a unique protocol designed to explore the potential to extend or augment response to first or second line standard therapy through an immunotherapy phase of treatment.

This study was followed recently by the initiation of a Phase 1 study of Ad-RTS-hIL-12 and veledimex in patients with recurrent or progressive glioblastoma or Grade III malignant glioma, a form of brain cancer. Among the centers expected to begin enrolling patients in the study are the Stanford School of Medicine, Dana Farber/Brigham and Women’s, the University of Chicago Pritzker School of Medicine, Cedars-Sinai/the David Geffen School of Medicine at the University of California, Los Angeles, and Northwestern Memorial Hospital.

First-Quarter 2015 Financial Results

•	Net loss for the first quarter of 2015 was $78.2 million, or $(0.69) per share, compared to a net loss of $9.7 million, or $(0.10) per share, for the first quarter of 2014. Included in the loss for the first quarter of 2015 was a non-cash charge of $67.3 million, or $(0.59) per share for a license agreement with The University of Texas M.D. Anderson Cancer Center.

•	Research and development expenses were $74.2 million for the first quarter of 2015 compared to $6.5 million for the first quarter of 2014. The increase of $67.7 million in research and development expenses is primarily attributable to the University of Texas MD Anderson Cancer Center licensing agreement and our synthetic biology programs, which continue to expand.

•	General and administrative expenses were $4.3 million for the first quarter of 2015 compared to $3.4 million for the first quarter of 2014.

•	During the first quarter of 2015, the Company issued 11,500,000 shares of its common stock in a financing with net proceeds of $94.3 million and 11,722,163 shares of its common stock to The University of Texas M.D. Anderson Cancer Center for a license agreement.

•	The Company ended the quarter with cash and cash equivalents of approximately $129.7 million. Excluding the expected receipt in the second quarter of 2015 of $57.5 million from Intrexon related to the Merck Serono Agreement and given our current development plans, we anticipate that our current cash resources will be sufficient to fund our operations into the second quarter of 2017.

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a Boston, Massachusetts-based biotechnology company employing novel gene expression, control and cell technologies to deliver safe, effective and scalable cell-based therapies for the treatment of cancer. The Company’s synthetic immuno-oncology programs, in collaboration with Intrexon Corporation (NYSE: XON) and the MD Anderson Cancer Center, include chimeric antigen receptor T cell (CAR-T) and other adoptive cell based approaches that use non-viral gene transfer methods for broad scalability. The Company is advancing programs in multiple stages of development together with Intrexon Corporation’s RheoSwitch Therapeutic System® technology, a switch to turn on and off, and precisely modulate, gene expression in order to improve therapeutic index. The Company’s pipeline includes a number of cell-based therapeutics in both clinical and preclinical testing which are focused on hematologic and solid tumor malignancies.

Forward-Looking Safe-Harbor Statement:

This press release contains certain forward-looking information about ZIOPHARM Oncology, Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as

“may,” “will,” “could,” “expects,” “plans,” “anticipates,” and “believes.” These statements include, but are not limited to, statements regarding the progress, timing and results of preclinical and clinical trials involving the Company’s drug candidates, and the progress of the Company’s research and development programs. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, but are not limited to: whether chimeric antigen receptor T cell (CAR T) approaches, Ad-RTS-IL-12, TCR and NK cell-based therapies, or any of our other therapeutic candidates will advance further in the pre-clinical or clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether chimeric antigen receptor T cell (CAR T) approaches, Ad-RTS-IL-12, TCR and NK cell-based therapies, and our other therapeutic products will be successfully marketed if approved; the strength and enforceability of our intellectual property rights; competition from other pharmaceutical and biotechnology companies; and the other risk factors contained in our periodic and interim SEC reports filed from time to time with the Securities and Exchange Commission, including but not limited to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and our Quarterly Report on Form 10Q for the quarter ended March 31, 2015. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Trademarks

RheoSwitch Therapeutic System® (RTS®) technology is a registered trademark of Intrexon Corporation.

ZIOPHARM Oncology, Inc.

Condensed Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Three Months Ended
	December 31,
	2015	2014

Revenue	$272	$200

Operating expenses:
Research and development	74,249	6,542
General and administrative	4,250	3,442

Total operating expenses	78,499	9,984

Loss from operations	(78,227)	(9,784)

Other income (expense), net	(4)	(9)
Change in fair value of warrants	—	82

Net loss	$(78,231)	$(9,711)

Basic and diluted net loss per share	$(0.69)	$(0.10)

Weighted average common shares outstanding used to compute basic and diluted net loss per share	113,410,250	100,229,200

ZIOPHARM Oncology, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	March 31,	December 31,
	2015	2014

Cash and cash equivalents	129,684	42,803
Working capital	120,110	33,261
Total assets	131,648	45,237
Total stockholders’ equity	120,603	33,841

Contact:

David Pitts or Eliza Schleifstein

Argot Partners

212-600-1902

david@argotpartners.com

eliza@argotpartners.com